EXHIBIT 4.1

SECOND AMENDMENT TO CREDIT AGREEMENT

          THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of August 30, 2002 (this "Amendment"), is among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Company"), the Foreign Subsidiary Borrowers (collectively with the Company, the "Borrowers" and each a "Borrower"), the lenders party hereto from time to time (collectively, the "Banks" and, individually, a "Bank"), Bank One, Michigan, a Michigan banking corporation, as Agent, Harris Trust and Savings Bank, as syndication agent (in such capacity, the "Syndication Agent") and Comerica Bank, as documentation agent (in such capacity, the "Documentation Agent").

RECITAL

          The Borrowers, the Banks party thereto and the Agent are parties to a Credit Agreement dated as of May 29, 2001, as amended by a First Amendment to Credit Agreement dated as of February 8, 2002 (the "Credit Agreement"). The Borrowers desire to amend the Credit Agreement and the Agent and the Banks are willing to do so in accordance with the terms hereof.

TERMS

          In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
AMENDMENTS

          The Credit Agreement is amended as follows:

          1.1 Section 3.7(a) is restated as follows:

          (a)          Amount of Swing Line Loans. On any Business Day during the period from the Effective Date until the earlier of December 31, 2002 or the date all U.S./U.K. Banks are able to lend to the U.K. Borrowers without being subject to any withholding taxes in the U.K. (the "Full Participation Date"), any U.S./U.K. Borrower may request the Agent to make, and the Agent may, in its sole discretion, make, Swing Line Loans in any permitted Agreed Currencies requested by such U.S./U.K. Borrower from time to time in an aggregate principal amount outstanding at any one time not to exceed the U.S. Dollar Amount of $20,000,000. Beginning on the Full Participation Date and continuing until the Termination Date, any U.S./U.K. Borrower may request the Agent to make, and the Agent may, in its sole discretion, make, Swing Line Loans in any permitted Agreed Currencies requested by such U.S./U.K. Borrower from time to time in an aggregate principal amount outstanding at any one time not to exceed the U.S. Dollar Amount of $10,000,000. Notwithstanding the preceding two sentences of this Section 3.7(a), the U.S. Dollar Amount of the Aggregate Outstanding U.S./U.K. Credit Exposure shall not at any time exceed the Aggregate U.S./U.K. Revolving Commitments. Within the limits of this Section 3.7, so long as the Agent, in its sole discretion, elects to make, or arrange for Swing Line Loans, the U.S./U.K. Borrowers may borrow and reborrow under this Section 3.7.

ARTICLE 2.
REPRESENTATIONS

          Each Borrower, including without limitation the New Foreign Subsidiary Borrowers, represents and warrants to the Agent and the Banks that:

          2.1          The execution, delivery and performance by each Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of such Borrower's charter or by-laws, or of any contract or undertaking to which such Borrower is a party or by which such Borrower or its property may be bound or affected.

          2.2          This Amendment is the legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          2.3          After giving effect to the amendments herein contained, the representations and warranties contained in the Loan Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof .

          2.4          After giving effect to the amendments herein contained, no Event of Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

ARTICLE 3.
CONDITIONS PRECEDENT.

          This Amendment shall be effective as of the date hereof when it shall be executed by the Borrowers, the Required Banks and the Agent.

ARTICLE 4.
MISCELLANEOUS.

          4.1          References in the Credit Agreement and any other Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

          4.2          Except as expressly amended hereby, each Borrower agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing. The terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

          4.3          This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, and telecopied signatures shall be enforceable as originals.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

WOLVERINE WORLD WIDE, INC. By: /s/ S. Gulis Jr. Its: EVP - CFO

HUSH PUPPIES CANADA FOOTWEAR, LTD. By: /s/ S. Gulis Jr. Its: Director and Authorized Officer

HUSH PUPPIES (U.K.) LTD. By: /s/ S. Gulis Jr. Its: Director and Authorized Officer

MERRELL (EUROPE) LIMITED By: /s/ S. Gulis Jr. Its: Authorized Officer

WOLVERINE EUROPE B.V. By: /s/ S. Gulis Jr. Its: Director

WOLVERINE EUROPE LIMITED By: /s/ NP Ottenwess Its: Director

WOLVERINE WORLD WIDE EUROPE LIMITED By: /s/ NP Ottenwess

Its: Director

BANK ONE, NA, as successor by merger to Bank One, Michigan, as a Bank and as Agent By: /s/ Glenn A. Currin Glenn A. Currin Its: Managing Director

HARRIS TRUST AND SAVINGS BANK, as a Bank and as Syndication Agent By: /s/ Kirby M. Law Kirby M. Law Its: Vice President

COMERICA BANK, as a Bank and as Documentation Agent By: /s/ Dan M. Roman Dan M. Roman Its: First Vice President

STANDARD FEDERAL BANK N.A., formerly known as Michigan National Bank By: Its:

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS By: /s/ William C. Goodhue William C. Goodhue Its: Senior Vice President

FIFTH THIRD BANK, formerly known as Old Kent Bank By: /s/ David A. Foote David A. Foote Its: Vice President

BANK ONE, NA, CANADA BRANCH By: /s/ Glenn A. Currin Glenn A. Currin Its: Managing Director